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                                                                  EXHIBIT 2.2


                               FIRST AMENDMENT TO
                            STOCK EXCHANGE AGREEMENT

                  This First Amendment to the Stock Exchange Agreement (the "Amendment") is entered into in the City of Haifa, Israel, effective as of January 26, 2001, by and among (i) Lior Hessel ("Hessel"), Technion Entrepreneurial Incubator Company Ltd. ("TEIC", and collectively with Hessel, the "Founding Organitech Shareholders"); (ii) D. G. Pizza Ltd. and Arie and Anat Heller (the "Outside Organitech Shareholders", and, collectively with the Founding Organitech Shareholders, the "Organitech Shareholders"); (iii) Organitech Ltd, a company formed under the Israeli Companies law ("Organitech");
(iv) Incubate This! Inc., a Delaware corporation ("Incubate"), successor by merger to Incubate This! Inc., a Colorado corporation, and (v) Sharone Perlstein ("Perlstein").

                                   BACKGROUND

                  Organitech, the Organitech Shareholders, Incubate and Perlstein are parties to a Stock Exchange Agreement (the "Original Agreement"), providing for the exchange by the Organitech Shareholders of Organitech stock for Incubate stock, such that Organitech shall become a wholly-owned subsidiary of Incubate. The parties now desire to amend the Original Agreement. Capitalized terms used in this Amendment, and not otherwise defined, shall have the meanings ascribed to them in the Original Agreement.

                  NOW THEREFORE, in consideration of the premises and of the mutual promises, covenants, representations and warranties made in this Amendment, the parties hereto, intending to be legally bound, hereby agree to amend the Original Agreement as follows:


1. Section 3.2.1.5 of the Original Agreement shall be amended by adding the phrase "attached as Schedule 3.2.1.5" after the phrase "An opinion letter of Organitech's Israeli counsel".

2. Section 4.28.11 of the Original Agreement shall be amended by adding the following at the end of the Section:

         2.1. "As a result of the postponement of the closing of the Original Agreement Organitech resources available for salaries and other operational payments were exhausted by December 31, 2000. Organitech was under legal obligations to give all of its employees advanced notice of termination of employment at the beginning of December 2000 which notice became effective at the beginning of January 2001. Upon receipt of notice from Incubate on a tentative closing date, the board of directors of Organitech authorized the continuation of the employment of the employees through January 15, 2001 at minimum salary permitted by law. Most of the employees have expressed their desire to resume their employment upon the closing of the Original Agreement and the availability of funds.
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                  "In the opinion of the President of Organitech, Organitech is not in breach of any of the agreements listed in Schedule
                  4.28. However, it is represented that Net Alim, a party to the Organitech Le'Ami Agreement dated February 24, 2000, is claiming that performance of the 2 beta version prototypes are not satisfactory. The main argument made by Net Alim is the issue of the weight of the heads of lettuce produced by the systems. They are claiming that the weight of the lettuce does not comply with the weight orally represented to them. The agreement specifically states that the machines to be delivered to it are the first two machines assembled by Organitech and as such they are experimental equipment and may suffer from defects.

                  "It is further represented that under the Memorandum of Understanding ("MOU") between Agronaut and Organitech dated July 9, 2000, Organitech is obligated to deliver two beta site models by January 2001 for experiments in Singapore. It was orally agreed by the parties that the delivery of the two machines would be delayed to a date to be agreed upon by the parties in order to allow further testing and experimental running at the premises of Organitech prior to shipment. There is no documentation confirming the above."

                  The Company and its President, Lior Hessel, represent that in their bona fide opinion should any of the employees, Agronaut or Net Alim bring an action against the Company for any of the issues referred to above, the potential award (if any) shall not materially adversely affect the Company.

         2.2. No employee has received registration rights under the U.S. Security Act of 1933, as amended, preemptive or tag along rights.

3.       Section 5 of the Original Agreement shall be amended as follows:

         3.1.     Section 5.1 is hereby amended by:

                  3.1.1. substituting the word "Delaware" for the word "Colorado" in the first sentence thereof; and

                  3.1.2. substituting the word "including" for the phrase "other than."

         3.2. Section 5.3 is hereby amended by adding the phrase "Incubate has been advised by counsel that" after the word "Agreement" as it appears for the first time in the last sentence thereof.

         3.3.     Section 5.4 is hereby amended by:
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                  3.3.1.   replacing the last sentence thereof with the text
                           "All shares issued by Incubate are tradable only in accordance with Rule 144, including those held by persons deemed to be affiliates of Incubate"; and

                  3.3.2. deleting "12 million shares" and replacing it with "11,100,000 shares" and

                  3.3.3. deleting "4.5M shares" and replacing it with "3.6M shares".

         3.4. Section 5.7 is hereby amended by deleting the number "$3,000,000" and inserting in its place the number "$2,400,000".

         3.5.     Section 5.8 is hereby amended by:

                  3.5.1. substituting the phrase "December 31, 1998 and 1999 and unaudited statements for September 30, 2000" for the phrase "December 31, 1998, 1999 and June 30, 2000 YTD"; and

                  3.5.2. substituting the word "September" for the word "June" as it appears in the second to last sentence thereof.

         3.6. Section 5.9 is hereby amended by substituting the word "September" for the word "June".

         3.7. Section 5.12 is hereby amended by substituting the phrase "with the Form D executed prior to the Closing for filing immediately after the Closing" for the phrase "prior the Closing [Form D?]."

         3.8. Section 5.33 is hereby amended by adding the phrase "Except as specifically set out in the Information Statement filed with the SEC as part of the meeting of the shareholders to approve the Agreement and the transaction contemplated therein," at the beginning of the first and fourth sentences thereof.

         3.9. Section 5.34 is hereby amended by deleting "Three Million U.S. Dollars (US$3,000,000)" and adding in its place "Two Million Four Hundred Thousand U.S. Dollars (US$2,400,000)".

         3.10. Section 5.35 is hereby amended by adding the phrase "other than current obligations for legal and accounting work in an amount not in excess of $5,000.00 in the aggregate and obligations incurred by Incubate in the ordinary course of business in amount not in excess of $[1,000] per payee." at the end of the sentence thereto.

         3.11. Section 5.41 is hereby amended by substituting the phrase "at or in a reasonable amount of time following" for the word "prior."

4. Schedules. Any Schedule or Exhibit attached hereto as Appendix 1 shall substitute the corresponding Schedule or Exhibit of the Original Agreement. In the event that such Exhibit or Schedule was not attached to the Original Agreement at the time of the signing of the Original Agreement, such Schedule or Exhibit shall constitute an integral part of the Original Agreement as if it would have originally attached.
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5.       Allocation of Marketing Rights. The parties anticipate that the research and development and manufacturing of the Organitech products will be conducted by Organitech Ltd. (Israel) and that the marketing of Organitech's commercial product, when completed will be carried out, overseen and controlled by Incubate and/or its present and future direct subsidiaries as Incubate's board of directors may determine from time to time.

6. Balance of Original Agreement. All other terms and conditions of the Original Agreement not specifically amended by this Amendment shall remain in full force and effect and are hereby ratified and confirmed by the parties to the Original Agreement.

7. Amendment. This Amendment and the Original Agreement may be further modified or amended only by a writing duly executed by or on behalf of each of the parties thereto.

                  IN WITNESS WHEREOF, the parties have executed this First Amendment to the Stock Exchange Agreement on the date first written above.



Organitech Ltd.                                 Incubate This! Inc.

By:                                             By:
   --------------------------                      ----------------------------
   Lior Hessel, President                          Sharone Perlstein, President


Technion Entrepreneurial                        D. G. Pizza Ltd.
Incubator Company Ltd.

By:                                             By:
   ---------------------------                     ----------------------------


------------------------------                  -------------------------------
Arie Heller                                     Anat Heller

------------------------------                  -------------------------------
Lior Hessel                                     Sharone Perlstein